Exhibit 2: Consolidated Income Statement
(Nine Months Ended Septembre 30)

	Ch$ millions			US$ millions (1)
	YTD Sept 02	YTD Sept 03	% Change	YTD Sept 02	YTD Sept 03	% Change

Revenues	204,571	184,507	-9.8%	273.2	279.1	2.2%
COGS	(179,111)	(160,770)	-10.2%	(239.2)	(243.2)	1.7%
Gross Income	25,460	23,737	-6.8%	34.0	35.9	5.6%
Gross Margin	12.4%	12.9%	-	12.4%	12.9%	-
SG&A	(20,440)	(16,434)	-19.6%	(27.3)	(24.9)	-8.9%
% sales	10.0%	8.9%	-	10.0%	8.9%	-
Operating Income	5,020	7,303	45.5%	6.7	11.0	64.8%
Operating Margin	2.5%	4.0%	-	2.5%	4.0%	-
Financial Income	1,522	931	-38.8%	2.0	1.4	-30.7%
Equity in Earning (Losses) of Related Companies	305	47	-84.6%	0.4	0.1	-82.5%
Other non-Operating Income	72	587	715.5%	0.1	0.9	823.8%
Financial Expenses	(15,548)	(11,003)	-29.2%	(20.8)	(16.6)	-19.8%
Positive Goodwill Amortization	(1,854)	(1,585)	-14.5%	(2.5)	(2.4)	-3.1%
Other non-Operating Expenses	(6,613)	(2,741)	-58.6%	(8.8)	(4.1)	-53.1%
Price-level Restatement	(19,971)	1,755	N/A	(26.7)	2.7	N/A
Non-Operating Results	(42,088)	(12,009)	-71.5%	(56.2)	(18.2)	-67.7%
Income (Loss) Before Income Taxes	(37,068)	(4,706)	-87.3%	(49.5)	(7.1)	-85.6%
Income Tax	(1,730)	(955)	-44.8%	(2.3)	(1.4)	-37.5%
Extraordinary Items			N/A	0.0	0.0	N/A
Minority Interest	2,434	119	-95.1%	3.3	0.2	-94.5%
Negative Goodwill Amortization	18	4	-78.3%	0.0	0.0	-75.4%
Net Income (Loss)	(36,346)	(5,539)	-84.8%	(48.5)	(8.4)	-82.7%

1 Exchange rate on September 2003 US$1.00 = 660,97
Exchange rate on September 2002 US$1.00 = 748,73